Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

Investor Relations Contact:	Company Contact:
Claire McAdams	Ronald Kisling, CFO
Headgate Partners LLC	Nanometrics Incorporated
530.265.9899, 530.265.9699 fax	408.545.6143, 408.521.9490 fax
email: claire@headgatepartners.com	email: rkisling@nanometrics.com

Nanometrics Reports Second Quarter 2011 Financial Results
$64 Million in Revenues, 56% Gross Margin and $0.47 EPS; Cash Grows to $92 Million

MILPITAS, Calif., July 28, 2011 - Nanometrics Incorporated (NASDAQ: NANO), a leading provider of advanced process control metrology systems, today announced financial results for its second quarter ended July 2, 2011.

Highlights for the quarter include:

•	Record revenues of $64.4 million, up 4% sequentially and 27% year-over-year;

•	Gross margin of 56.1%, with product gross margin of 57.0% and service gross margin of 51.4%;

•	$17.5 million of income from operations and 27.2% operating margin;

•	Cash and investments increased by $11.5 million to $91.7 million, after stock repurchases totaling $4.3 million during the quarter;

•	Continued competitive wins, increased traction of the UniFire system for advanced wafer-scale packaging, and further growth of our integrated metrology and materials characterization businesses.

Commenting on the second quarter results, president and chief executive officer Dr. Timothy J. Stultz said, “I am pleased to report another solid quarter of performance for Nanometrics, including record revenues at the high end of our guidance. These results are consistent with our record of outperforming the overall industry, wherein our business continues to benefit from three key factors. First, our primary served markets are the fastest-growing segments of process control metrology. Second, we continue to achieve incremental competitive wins and strengthen our position with the world's leading chip makers. And third, our team has continued to excel in execution, rapidly ramping our business in response to strong customer demand while delivering financial results on par with the industry's leading companies.

“Our recent results and growth trajectory reflect our leadership in 3D device structures and packaging technologies. Optical critical dimension (OCD) metrology, our flagship product platform, is continuing to receive increased emphasis in all of our customers' product and technology roadmaps and is an enabling technology necessary to meet the challenges of shrinking geometries and more complex device structures. Growth in this market is expected to outpace the overall industry through the next several years. Likewise, in the nascent metrology market for advanced wafer-scale 3D packaging applications, our UniFire product continues to win new customers and is being increasingly adopted by the world's leading semiconductor companies. This business is expected to contribute meaningfully to incremental revenue growth and opportunity in the near future.

“Recent reports by industry analysts and discussions with our customers indicate a decline in semiconductor capital investments during the third quarter of 2011, as some orders and shipments are shifted to the fourth quarter and into 2012. While we are still in the midst of what we believe is a very healthy capital investment environment, we currently expect to see a modest decline in revenues in the third quarter, primarily affecting our automated metrology business. That being said, the breadth of our products, the growth of our served markets and our strong position with leading chip manufacturers collectively convince us that the outlook for our business continues to be strong, and which we believe will lead to continued growth and outperformance in 2012 and beyond.”

Second Quarter 2011 Summary
Revenues were $64.4 million, up 4% from $62.1 million in the first quarter of 2011 and up 27% from $50.8 million in the second quarter of 2010. Gross margin was 56.1%, compared to 56.6% in the prior quarter and 55.1% in the year-ago period. Our operating margin was 27.2%, compared to 27.5% in the prior quarter and 25.4% in the year-ago period. Net income was $11.1 million or $0.47 per share, up from $10.5 million or $0.45 per share in the prior quarter, and down from $11.6 million or $0.51 per share in the second quarter of 2010, as a result of a higher effective tax rate.

At July 2, 2011, Nanometrics had $91.7 million in cash and cash equivalents and $164.5 million in working capital. Stockholders'

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

equity, excluding intangible assets, was $191.2 million, or $8.42 per share based on 22.7 million shares outstanding at quarter end. The company repurchased approximately 265,000 shares during the quarter, for just under $4.3 million.
Business Outlook
For the third quarter of 2011, management expects revenues in the range of $57 to $60 million, gross margin in the range of 52% to 53% and operating income in the range of 19% to 21% of revenues. Management expects operating expenses in the third quarter of 2011 to be up $0.1 to $0.3 million from the second quarter of 2011 and an anticipated effective income tax rate of approximately 35%. Taking these factors into account, management expects net earnings for the third quarter of 2011 in the range of $0.28 to $0.34 per diluted share.

Commenting on the gross margin outlook, Dr. Stultz added, “Our customers' shifts in planned capital additions, among the third and fourth quarters and into next year, primarily affect our automated OCD metrology business. At the same time, we expect revenues from our UniFire and Materials Characterization product lines to grow sequentially in the third quarter. This in turn will result in some unique shifts in our product mix that negatively affect our product gross margin. We expect our service gross margin will also be affected by a sequential decline in high-margin upgrades coincident with added investments in our service organization to support the growth and customer fan-outs planned for the first half of next year. While the combination of revenue mix and service investments will result in a near-term decline in overall gross margin, with the expected growth in our automated OCD business going forward, we would expect gross margins to rebound accordingly as we exit the year,” concluded Dr. Stultz.

Conference Call Details
A conference call to discuss second quarter results will be held today at 4:30 p.m. EDT (1:30 p.m. PDT). To participate in the conference call, the dial-in numbers are (877) 374-4041 for domestic callers and (253) 237-1156 for international callers. A live and recorded webcast will be made available on the investor page of the Nanometrics website at www.nanometrics.com.

Use of Non-GAAP Financial Information
Financial results such as non-GAAP operating income, which exclude certain expenses, charges and special items, are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). Management uses non-GAAP operating income, which excludes non-cash expenses including stock-based compensation, depreciation and amortization, as well as asset impairments, restructuring charges and other special items, to evaluate the company's ongoing performance and cash flow from operations. The company believes the presentation of non-GAAP operating income is useful to investors for analyzing ongoing business trends, comparing performance to prior periods, and enhancing the investor's ability to view the company's results from management's perspective. A table presenting a reconciliation of GAAP results to non-GAAP operating income is included at the end of this press release.

About Nanometrics
Nanometrics is a leading provider of advanced, high-performance process control metrology systems used primarily in the fabrication of semiconductors, high-brightness LEDs, data storage devices and solar photovoltaics. Nanometrics' automated and integrated metrology systems measure critical dimensions, device structures, overlay registration, topography and various thin film properties, including film thickness as well as optical, electrical and material properties. The company's process control solutions are deployed throughout the fabrication process, from front-end-of-line substrate manufacturing, to high-volume production of semiconductors and other devices, to advanced wafer-scale packaging applications. Nanometrics' systems enable device manufacturers to improve yields, increase productivity and lower their manufacturing costs. The company maintains its headquarters in Milpitas, California, with sales and service offices worldwide. Nanometrics is traded on NASDAQ Global Select Market under the symbol NANO. Nanometrics' website is http://www.nanometrics.com.
Forward Looking Statements
This press release contains forward-looking statements including, but not limited to, statements regarding Nanometrics' expected results for its most recently completed fiscal quarter, which remain subject to adjustment in connection with the preparation of Nanometrics' financial statements and periodic report on Form 10-Q for the quarter ended July 2, 2011, the continued adoption and competitiveness of its products, the expansion of the company's served markets and market share, changes in semiconductor capital spending, and our outlook for future revenue, profitability and cash flow. Although Nanometrics believes that the expectations reflected in the forward-looking statements are reasonable, actual results could differ materially from the expectations due to a variety of factors including a contraction in current levels of industry spending, shifts in the timing of customer orders and product shipments, slower-than-anticipated market adoption, changes in product mix and increased operating expenses. For

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

additional information and considerations regarding the risks faced by Nanometrics, see its annual report on Form 10-K for the year ended January 1, 2011 as filed with the Securities and Exchange Commission, as well as other periodic reports filed with the SEC from time to time. Nanometrics disclaims any obligation to update information contained in any forward-looking statement.

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)
(Unaudited)

	As of July 2,	As of January 1,
	2011	2011
ASSETS
Current assets:
Cash and cash equivalents	$91,685	$66,460
Accounts receivable, net of allowances of $162 and $63, respectively	43,546	44,523
Inventories	45,708	43,168
Inventories - delivered systems	2,435	1,466
Prepaid expenses and other	6,367	2,986
Deferred income tax assets	9,912	9,644
Total current assets	199,653	168,247

Property, plant and equipment, net	37,349	35,186
Intangible assets, net	5,165	5,972
Deferred income tax assets, non - current	7,662	9,256
Other assets	1,139	1,235
Total assets	$250,968	$219,896

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,542	$11,486
Accrued payroll and related expenses	7,680	8,813
Deferred revenue	4,767	4,063
Other current liabilities	7,529	7,293
Income taxes payable	—	250
Current portion of debt obligations	603	572
Total current liabilities	35,121	32,477

Deferred revenue, non - current	5,097	3,191
Other non - current liabilities	5,248	3,912
Debt obligations, net of current portion	9,151	9,467
Total liabilities	54,617	49,047

Stockholders’ equity:
Common stock, $0.001 par value, 47,000 shares authorized;
22,701 and 22,315, respectively, issued and outstanding	23	22
Additional paid - in capital	228,286	225,755
Accumulated deficit	(35,403)	(57,000)
Accumulated other comprehensive income	3,445	2,072
Total stockholders’ equity	196,351	170,849
Total liabilities and stockholders’ equity	$250,968	$219,896

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Year to Date
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010
Net revenues:
Products	$54,227	$43,404	$108,210	$71,952
Service	10,145	7,431	18,305	16,048
Total net revenues	64,372	50,835	126,515	88,000

Costs of net revenues:
Cost of products	23,334	18,408	45,981	30,884
Cost of service	4,934	4,421	9,275	8,563
Total costs of net revenues	28,268	22,829	55,256	39,447
Gross profit	36,104	28,006	71,259	48,553

Operating expenses:
Research and development	5,779	4,931	11,267	9,501
Selling	6,997	5,372	13,696	10,089
General and administrative	5,442	4,357	10,941	8,938
Amortization of intangible assets	401	410	807	799
Asset impairment	—	44	—	388
Total operating expenses	18,619	15,114	36,711	29,715
Income from operations	17,485	12,892	34,548	18,838

Other income (expense):
Interest income	65	27	105	48
Interest expense	(341)	(384)	(678)	(837)
Other, net	(470)	222	(983)	758
Total other income (expense), net	(746)	(135)	(1,556)	(31)

Income before income taxes	16,739	12,757	32,992	18,807
Provision for income taxes	5,652	1,190	11,395	1,314
Net income	$11,087	$11,567	$21,597	$17,493

Net income per share:
Basic	$0.49	$0.53	$0.95	$0.81
Diluted	$0.47	$0.51	$0.92	$0.77

Shares used in per share calculation:
Basic	22,709	21,672	22,637	21,605
Diluted	23,442	22,847	23,422	22,751

Nanometrics Incorporated 1550 Buckeye Drive Milpitas, CA 95035	Tel: 408.545.6000 Fax: 408.232.5910 www.nanometrics.com

NANOMETRICS INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP RESULTS
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Income from operations	$17,485	$12,892	$34,548	$18,838

Non - GAAP adjustments:
Amortization of intangible assets	401	410	807	799
Depreciation	681	753	1,283	1,588
Amortization of demonstration systems	400	335	820	620
Asset impairment	—	44	—	388
Stock-based compensation	955	1,202	1,777	2,131

Non-GAAP operating income	$19,922	$15,636	$39,235	$24,364